SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

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FORM 11-K

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ANNUAL REPORT

PURSUANT TO SECTION 15(d)OF THE

SECURITIES EXCHANGE ACT OF 1934

For Fiscal Year Ended December 31, 2002

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National Grid USA Companies' Incentive Thrift Plan I

25 Research Drive

Westborough, MA 01582

National Grid Transco plc
1-3 Strand
London
WC2N 5EH
ENGLAND

Financial Statements:

        *Financial Statements of National Grid USA Companies' Incentive Thrift Plan I

Exhibits:

        Consent of PricewaterhouseCoopers LLP

        Certifications Under Section 906 of the Sarbanes-Oxley Act of 2002

*Filed Under Cover of Form SE

SIGNATURE

        The Benefits Committee (Plan Administrator for the National Grid USA Companies' Incentive Thrift Plan I) has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

                                Benefits Committee

                                s:\John G. Cochrane

                                By__________________________________

                                John G. Cochrane, Chairman

Date:        June 30, 2003

EXHIBIT INDEX

Exhibit	Description	Page
Exhibit 1	Financial Statements	Filed under cover of Form SE
Exhibit 2	Consent of Independent Auditors	Filed herewith
Exhibit 3	Certifications Under Section 906 of the Sarbanes-Oxley Act of 2002	Filed herewith

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-33094) of the National Grid USA Companies' Incentive Thrift Plan I of our report dated March 28, 2003 relating to the financial statements of the National Grid USA Companies' Incentive Thrift Plan I, which appears in this Form 11-K.

s/PricewaterhouseCoopers LLP

Boston, Massachusetts

June 30, 2003